EXHIBIT 99.1
Filed by Franklin Financial Services Corporation
Commission File No.: 000-12126

FOR IMMEDIATE RELEASE

Franklin Contact:
William E. Snell, Jr.
(717) 264-6116

FRANKLIN FINANCIAL SERVICES CORPORATION

COMPLETES ACQUISITION OF FULTON BANCSHARES CORPORATION

CHAMBERSBURG, PENNSYLVANIA (July 1, 2006) — Franklin Financial Services Corporation (“Franklin Financial”) (OTCBB: FRAF), holding company of Farmers and Merchants Trust Company of Chambersburg (“F&M Trust”), announced today the completion of its acquisition of Fulton Bancshares Corporation (“Fulton Bancshares”), the $140 million parent company of The Fulton County National Bank and Trust Company (“The Fulton County National Bank”).

As previously reported, Fulton Bancshares shareholders overwhelmingly approved the acquisition at a special meeting on May 18, 2006. Final regulatory approvals necessary to complete the transaction were received in June.

Under the terms of the Agreement and Plan of Merger dated January 23, 2006 (the “Merger Agreement”), each share of Fulton Bancshares common stock outstanding at the time of the acquisition will be exchanged for 1.864 shares of Franklin Financial common stock or $48.00 cash. As a result of the transaction, Franklin Financial will issue approximately 492,790 shares of its common stock. The total purchase price of the acquisition is valued at approximately $23.9 million.

Pursuant to the Merger Agreement, Martin R. Brown and Stanley J. Kerlin, Esquire, directors of Fulton Bancshares and The Fulton County National Bank, were appointed as directors of Franklin Financial and F&M Trust. The remaining Fulton Bancshares directors now comprise a newly-created Fulton County Advisory Board of F&M Trust.

William E. Snell, Jr., President and Chief Executive Officer of Franklin Financial and F&M Trust commented, “We are very excited about this transaction and see it as beneficial to shareholders, customers, employees and the communities in Fulton and Southern Huntingdon County. We believe that customers will find they’ll receive quality service and personal attention from many of the same faces that they have dealt with for years. In addition, they’ll have access to a wider network of banking offices complimented with a broader array of banking services. And as a community bank, we’re committed to supporting the communities that make up this market.”

George W. Millward, Interim President and Chief Executive Officer of Fulton Bancshares and The Fulton County National Bank commented,  “The completion of this merger brings to a close FCNB as an independent banking company, but it opens a wealth of new opportunities for our customers, communities, employees and shareholders. We are proud to become part of F&M Trust.”

About Franklin:

Franklin Financial Services Corporation is the $770 million bank holding company for F&M Trust, headquartered in Chambersburg, Franklin County and currently operates twenty-two community banking offices throughout Franklin, Fulton, Huntingdon and Cumberland Counties. Franklin’s common stock is quoted on the NASD Over-the-Counter Bulletin Board under the symbol “FRAF.”  For more information about Franklin and F&M Trust, visit its website at www.fmtrustonline.com.

 Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability to achieve anticipated acquisition related operational efficiencies, the ability to enhance revenues through increased market penetration, expanded lending capacity and product offerings and other risks detailed from time to time in Franklin’s SEC filings, including Forms 10-Q and 10-K (copies of which are available from Franklin without charge in hard copy or online at www.sec.gov). Franklin disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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